Exhibit 99.1

       Synagro Technologies, Inc. Announces Issuance of Shares Pursuant to
                           Agreement with Shareholder


     HOUSTON--(BUSINESS WIRE)--Feb. 27, 2006--Synagro Technologies, Inc. (NASDAQ:SYGR)(ArcaEx:SYGR) (the "Company") announced today that, in connection with the previously announced common stock dividend of $0.10 per common share payable on February 28, 2006, its Board of Directors has approved an agreement to issue shares of its common stock in a private placement in exchange for the cash dividend paid to GTCR Capital Partners LP, GTCR Co Invest LP, and GTCR Fund VII LP (collectively "GTCR").
     As of February 20, 2006 (the "Record Date"), a total of 73,078,066 common shares were outstanding, of which GTCR held an aggregate of 13,300,381 shares. In connection with the private placement, the Company will issue an aggregate of 284,806 shares to GTCR, resulting in the Company having 73,362,872 common shares outstanding after this issuance. The Company and GTCR have also agreed that the cash dividends received by GTCR in next common stock dividend will also be reinvested by GTCR in stock of the Company.
     Commenting on the agreement with GTCR, the Company's Chief Executive Officer, Robert C. Boucher, Jr., stated, "We appreciate the confidence in our business that GTCR has demonstrated by choosing to invest its dividend back into the Company. As a result, the Company will receive approximately $2.6 million of cash, including $1.3 million resulting from tomorrow's dividend, which will provide cushion for future dividend payments under the restricted payments section of our bank credit agreement and provide capital in the Company that we plan to spend on new facilities under construction in Kern County, California, and Woonsocket, Rhode Island. The Company is in the process of spending over $40 million on the construction of these two facilities, which are expected to generate annual revenue in excess of $15 million upon start-up of operations which is expected during the fourth quarter of 2006."
     Synagro Technologies, Inc. believes that it is the largest recycler of biosolids and other organic residuals in the United States and it believes that it is the only national company focused exclusively on the estimated $8 billion organic residuals industry, which includes water and wastewater residuals. The Company serves approximately 600 municipal and industrial water and wastewater treatment accounts with operations in 37 states and the District of Columbia. The Company offers a broad range of water and wastewater residuals management services focusing on the beneficial reuse of organic, nonhazardous residuals resulting from the wastewater treatment process, including drying and pelletization, composting, product marketing, incineration, alkaline stabilization, land application, collection and transportation, regulatory compliance, dewatering, and facility cleanout services.

     Safe Harbor Statement

     This press release contains certain forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, which involve known and unknown risks, uncertainties or other factors not under Synagro's control which may cause the actual results, performance or achievement of Synagro to be materially different from the results, performance or other expectations implied by these forward-looking statements. These factors include, but are not limited to: the risk that our stockholders may not receive the level of dividends provided for in the dividend policy adopted by our board or any dividends at all; unseasonable weather; changes in government regulations; the ability to find, timely close, and integrate acquisitions; changes in federal wastewater treatment and biosolid regulation; our ability to comply with federal, state and local environmental regulations or to maintain and obtain necessary permits; competition in the wastewater residuals management business; the risk of early termination of customer contracts; our level of debt; our ability to obtain additional financing; our ability to maintain sufficient insurance; the effect of the restrictions in our senior secured credit facility on our operation; and our ability to service our debt. Other factors are discussed in Synagro's periodic filings with the Securities and Exchange Commission.



    CONTACT: Synagro Technologies, Inc., Houston
             Robert C. Boucher, Jr., 713-369-1700